CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 80 to the registration statement on Form N-1A (File No. 333-515) (“Registration Statement”) of our report dated April 15, 2008, relating to the financial statements and financial highlights appearing in the February 29, 2008, Annual Report of Putnam Income Strategies Fund, a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights” and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 23, 2008